Exhibit 32

Certifications
Pursuant to 18 U.S.C. § 1350, each of the undersigned officers of Altice USA, Inc. ("Altice USA") hereby certifies, to such officer's knowledge, that Altice USA's Quarterly Report on Form 10-Q for the quarter ended June 30, 2022 (the "Report") fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of Altice USA.

Date:	August 3, 2022	By:	/s/ Dexter Goei
Dexter Goei
Chief Executive Officer and Director

Date:	August 3, 2022	By:	/s/ Michael J. Grau
Michael J. Grau
Chief Financial Officer